As filed with the Securities and Exchange Commission on May 7, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Pacific Corporation
(Exact name of registrant as specified in its charter)

Delaware	59-6490478
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
3770 Howard Hughes Parkway, Suite 300
Las Vegas, Nevada 89169
(Address of Principal Executive Offices) (Zip Code)
American Pacific Corporation 2008 Stock Incentive Plan
(Full title of the plan)
Dana M. Kelley
Vice President, Chief Financial Officer and Treasurer
American Pacific Corporation
3770 Howard Hughes Parkway, Suite 300
Las Vegas, Nevada 89169
(Name and address of agent for service)
(702) 735-2200
(Telephone number, including area code, of agent for service)
Copy to:
Peter E. Romo, Esq.
Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105-2482
(415) 268-7000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to	offering price	aggregate offering	Amount of
registered	be registered (1)	per share (3)	price (3)	registration fee
Common Stock, $0.10 par value per share	350,000 shares (2)	$16.97	$5,939,500	$233.42
Common Stock Purchase Right(4)	(5)	(6)	(6)	(7)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

(2)	This total represents the amount of shares authorized to be issued under the Registrant’s 2008 Stock Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the Nasdaq Global Market of The Nasdaq Stock Market LLC on April 30, 2008.

(4)	Each share of the Registrant’s common stock being registered hereunder includes the associated preference share purchase right and associated rights to purchase common stock (collectively, a “Common Stock Purchase Right”) under the Rights Agreement (the “Rights Agreement”), dated as of August 3, 1999, between the Registrant and American Stock Transfer & Trust Company. Under the terms of the Rights Agreement, the Common Stock Purchase Rights expire on August 2, 2009, unless the Common Stock Purchase Rights are earlier redeemed or exchanged by the Registrant.

(5)	The description and terms of the Common Stock Purchase Rights are set forth in the Rights Agreement. Each Common Stock Purchase Right entitles a registered holder of the Registrant’s common stock, as and to the extent provided in the Rights Agreement, to purchase from the Registrant one one-hundredth of a share of the Registrant’s Series D Preference Stock, par value $1.00 per share, as adjusted pursuant to the Rights Agreement, at a purchase price determined as set forth in the Rights Agreement.

(6)	The value attributed to the Common Stock Purchase Right, if any, is reflected in the value of the Registrant’s common stock. No separate consideration is payable for the Common Stock Purchase Right.

(7)	The registration fee for the Common Stock Purchase Rights is included in the fee for the Registrant’s common stock.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees of American Pacific Corporation, a Delaware corporation (the “Registrant”), as specified by Rule 428(b)(1) promulgated under of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Commission are incorporated by reference herein:
     a. The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 which includes audited financial statements for the Registrant’s latest fiscal year.
     b. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.
     c. The description of the Registrant’s securities contained in the Registrant’s Registration Statements on Form 8-A, filed on December 28, 1992 and August 6, 1999 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual, quarterly or current report of the Registrant or document that is not deemed filed under such provisions. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under Section 145 of the Delaware General Corporation Law (“DGCL”), the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act.
     The Registrant’s Restated Certificate of Incorporation, as amended, provides that the Registrant shall indemnify to the full extent permitted by the laws of Delaware the persons described in Section 145 of the DGCL, or other provisions of the laws of Delaware relating to indemnification of officers, directors, employees and agents. The Registrant’s Restated Certificate of Incorporation, as amended, further provides that no director shall be personally liable to the Registrant or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the DGCL (relating to the liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Registrant or its stockholders, (ii) shall not have acted in good faith, or in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit.
     The Registrant’s Amended and Restated By-Laws also provide for mandatory indemnification of the Registrant’s directors and officers, among others, to the full extent permitted by the laws of Delaware. In particular, the Registrant’s Amended and Restated By-Laws require that the Registrant indemnify a director or officer of the Registrant, among others, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceedings, had no reasonable cause to believe the conduct was unlawful; provided, however, that in an action or suit by or in the right of the Registrant, or appeal therefrom, such person shall not be entitled to indemnification of expenses (including attorneys’ fees and amounts paid in settlement) in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the Registrant unless to the extent that the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses. The Registrant’s Amended and Restated By-Laws further provide that such right of indemnification shall continue as to each such person who has ceased to be a director or officer of the Registrant. Responsibility for determinations with respect to such indemnification will be made by the Board of Directors of the Registrant pursuant to a majority vote of a quorum consisting of disinterested directors, by independent legal counsel in a written opinion (to the extent provided in the Amended and Restated By-Laws), or by the stockholders.
     The Registrant has also entered into indemnification agreements with each of its directors. The indemnification agreements provide that the directors will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys’ fees), judgments, fines and other charges and amounts paid in settlement in connection with any threatened, pending or completed action, suit or other proceeding, including any derivative action, on account of their services as a director of the Registrant if such director acted in good faith and in a manner such director reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such director’s conduct was unlawful. No indemnification will be provided under the indemnification agreements, however, to any director in certain limited circumstances, including with respect to expenses or liabilities paid by insurance or arising from purchases or sales of securities in violation of Section 16(b) of the Exchange Act.
     The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgement under certain circumstances.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Document

4.1	Registrant’s Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 4.(a) to the Registrant’s Registration Statement on Form S-3 (File No. 33-15674))

4.2	Articles of Amendment to Registrant’s Restated Certificate of Incorporation, as filed with the Secretary of State, State of Delaware, on October 7, 1991 (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3 (File No. 33-52196))

4.3	Articles of Amendment to Registrant’s Restated Certificate of Incorporation, as filed with the Secretary of State, State of Delaware, on April 21, 1992 (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3 (File No. 33-52196))

4.4	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-08137) filed by the Registrant with the Securities and Exchange Commission on November 15, 2007)

4.5	Form of Rights Agreement, dated as of August 3, 1999, between American Pacific Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A (File No. 001-08137) filed by the Registrant with the Securities and Exchange Commission on August 6, 1999)

4.6	Form of Letter to Stockholders with copies of Summary of Rights to Purchase Preference Shares (incorporated by reference to Exhibit 2 to the Registrant’s Registration Statement on Form 8-A (File No. 001-08137) filed by the Registrant with the Securities and Exchange Commission on August 6, 1999)

4.7	American Pacific Corporation 2008 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-08137) filed by the Registrant with the Securities and Exchange Commission on March 17, 2008)

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (see Signature Page)

Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 7, 2008.

AMERICAN PACIFIC CORPORATION
By:	/s/ DANA M. KELLEY
Dana M. Kelley
Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints John R. Gibson and Dana M. Kelley, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN R. GIBSON John R. Gibson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 7, 2008

/s/ DANA M. KELLEY Dana M. Kelley	Vice President, Chief Financial Officer, and Treasurer (Principal Financial and Accounting Officer)	May 7, 2008

/s/ JOSEPH CARLEONE
Joseph Carleone	Director	May 7, 2008

Signature	Title	Date

/s/ FRED D. GIBSON, JR.
Fred D. Gibson, Jr.	Director	May 7, 2008

/s/ JAN H. LOEB
Jan H. Loeb	Director	May 7, 2008

/s/ BERLYN D. MILLER
Berlyn D. Miller	Director	May 7, 2008

/s/ NORVAL F. POHL
Norval F. Pohl, Ph.D.	Director	May 7, 2008

C. Keith Rooker	Director	May 7, 2008

/s/ DEAN M. WILLARD
Dean M. Willard	Director	May 7, 2008

/s/ JANE L. WILLIAMS
Jane L. Williams	Director	May 7, 2008

INDEX TO EXHIBITS

Exhibit
Number	Document

4.1	Registrant’s Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 4.(a) to the Registrant’s Registration Statement on Form S-3 (File No. 33-15674))

4.2	Articles of Amendment to Registrant’s Restated Certificate of Incorporation, as filed with the Secretary of State, State of Delaware, on October 7, 1991 (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3 (File No. 33-52196))

4.3	Articles of Amendment to Registrant’s Restated Certificate of Incorporation, as filed with the Secretary of State, State of Delaware, on April 21, 1992 (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3 (File No. 33-52196))

4.4	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-08137) filed by the Registrant with the Securities and Exchange Commission on November 15, 2007)

4.5	Form of Rights Agreement, dated as of August 3, 1999, between American Pacific Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A (File No. 001-08137) filed by the Registrant with the Securities and Exchange Commission on August 6, 1999)

4.6	Form of Letter to Stockholders with copies of Summary of Rights to Purchase Preference Shares (incorporated by reference to Exhibit 2 to the Registrant’s Registration Statement on Form 8-A (File No. 001-08137) filed by the Registrant with the Securities and Exchange Commission on August 6, 1999)

4.7	American Pacific Corporation 2008 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-08137) filed by the Registrant with the Securities and Exchange Commission on March 17, 2008)

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (see Signature Page)